Exhibit 99.1

Murphy USA Inc. Announces Dividend Increase

EL DORADO, Arkansas, August 14, 2025 – The Board of Directors of Murphy USA Inc. (NYSE: MUSA) today declared a quarterly cash dividend on the Common Stock of Murphy USA Inc. of $0.53 per share, or $2.12 per share on an annualized basis, reflecting a 6% increase from the prior quarter. The dividend is payable on September 4, 2025, to stockholders of record as of August 25, 2025.

About Murphy USA
Murphy USA (NYSE: MUSA) is a leading retailer of gasoline and convenience merchandise with more than 1,750 stores located primarily in the Southwest, Southeast, Midwest and Northeast United States. The Company and its team of over 17,000 employees serve an estimated two million customers each day through its network of retail gasoline and convenience stores in 27 states. The majority of Murphy USA's stores are located in close proximity to Walmart Supercenters, but we also operate standalone stores that market gasoline and other products under the Murphy USA, Murphy Express, and QuickChek brands. Murphy USA ranks 231 among Fortune 500 companies.

Source: Murphy USA Inc. (NYSE: MUSA)

Investor Contact:
Christian Pikul – Vice President of Investor Relations and FP&A
Christian.Pikul@murphyusa.com

Ash Aulds – Director of Investor Relations and FP&A
Ash.Aulds@murphyusa.com